Exhibit 99.1

Adaptimmune Reports Positive Data in its SURPASS Trial; Outlines Plans for Advanced Clinical Development in Multiple MAGE-A4 Positive Solid Tumors

- 44% Objective Response Rate (ORR) with a single dose of ADP-A2M4CD8 in 25 heavily pre-treated patients with late-stage ovarian, urothelial, and head & neck cancers -

- Further clinical development planned in ovarian (SURPASS-3), urothelial, and head & neck cancers -

- Across all tumor types in the SURPASS trial, responses observed in five solid tumor types in
43 heavily pre-treated patients with an ORR of 33% -

- Across non-sarcoma tumors, significantly higher response rates compared with the first-generation MAGE-A4 targeted product (afami-cel) -

- Adaptimmune virtual event today at 8 a.m. EDT to review data and future plans for SURPASS trials -

PHILADELPHIA, PA. and OXFORD, UK, September 9, 2022 – Adaptimmune Therapeutics plc (Nasdaq: ADAP), a leader in cell therapy to treat cancer, today announces positive data from its signal-finding Phase 1 SURPASS trial. The data will be presented at the European Society for Medical Oncology (ESMO) 2022 Congress by SURPASS investigator, David Hong, M.D., of The University of Texas MD Anderson Cancer Center. In conjunction with ESMO 2022, Adaptimmune will provide an update on the SURPASS Phase 1 data and outline future plans for its SURPASS family of trials, during a live virtual event to be held at 8 a.m. EDT today (details to join below).

“Our SURPASS signal-finding trial continues to be a great success,” said Adrian Rawcliffe, Chief Executive Officer, Adaptimmune. “We are seeing robust levels of clinical response in heavily pre-treated people with late-stage cancers expressing MAGE-4, independent of tumor type. Our product candidate has been well tolerated and it is abundantly clear that this next gen CD8 TCR T-cell can effectively target solid tumors and is markedly more potent than our first-gen product in tumors outside of sarcoma. With these results, we have the opportunity to convert signals of efficacy into products for multiple cancer indications, such as ovarian, gastroesophageal, urothelial, and head & neck cancers which are large populations with high unmet medical need. We are thankful to both the dedicated clinical trial participants and their caregivers, for their commitment to helping us develop and deliver innovative cancer therapies.”

“I’m encouraged by the responses we’ve seen thus far in multiple solid tumor types during the SURPASS signal-finding trial, and I look forward to seeing data from future clinical studies,” said David Hong, M.D., Professor and Deputy Chair of Investigational Cancer Therapeutics at MD Anderson. “This is an important and exciting time in oncology with TCR T-cell therapies, such as afami-cel and the next--gen CD8 therapy, and their potential to help clinicians manage aggressive and difficult-to-treat cancers.”

Positive data in Phase 1 SURPASS trial support advanced clinical development

Data are consistent with and build upon the results reported at ESMO 2021, with an acceptable safety profile and continued positive antitumor activity. Data were reported from 44 people enrolled at sites in the US, Canada, and the EU who received a single dose of ADP-A2M4CD8 and 43 people were evaluable for efficacy (August 01, 2022, data cut).1 People in this trial had advanced, late-stage metastatic cancers and were heavily pre-treated having received a median of 3 prior lines of therapy (range 1-8). Efficacy figures are provided in Appendix 1. Further information about standard of care and the high unmet medical need for these solid tumor cancers is provided in Appendix 2.

Overall antitumor activity and responses

The Phase I SURPASS trial is ongoing and the overall response rate2 for the 43 evaluable people is 33% (including confirmatory scans for two people with unconfirmed partial responses at the time of the data cut). Most people experienced meaningful antitumor activity with a disease control rate of 81%. The median duration of response was 12 weeks (range 7 to 65+ weeks).

For the subset of 25 people with ovarian, urothelial, and head & neck cancers, the response rate is 44%.

Acceptable safety profile of ADP-A2M4CD8 supports further clinical development

Adverse events reported are consistent with those experienced by people with late-stage metastatic cancers undergoing chemotherapy, immuno-oncology therapy and/or adoptive cell therapy. Among adverse events (AEs) of special interest: 32 people (73%) had cytokine release syndrome (CRS); most events were low grade and resolved (~86% ≤ Grade 2). Eleven people (25%) had cytopenia (Grade ≥3) at 4 weeks after treatment. Three people (7%) had Immune effector Cell -Associated Neurotoxicity Syndrome (ICANS) related to ADP-A2M4CD8.

There were 2 deaths reported as related to ADP-A2M4CD8 by investigators. A 60-year-old woman with ovarian cancer with a large tumor burden in her lungs died due to pneumonia and CRS. As reported at ESMO 2021, a 71-year-old man with adenocarcinoma of the esophagus and a history of chronic anemia died due to bone marrow failure.

Ovarian cancer and the Phase 2 SURPASS-3 trial planned to initiate this year

Results: Most people had reductions in target lesions and there was an 86% disease control rate (12 out of 14) and 5 (36%) had confirmed clinical responses including one complete response.

Unmet need: People with platinum-resistant disease have limited options, with overall response rates of less than 13% with currently approved therapies, median progression-free survival of less than 4 months and median overall survival of 13 months or less (Please refer to Appendix 2 for more information and references).

Strategy for ovarian cancers: The Company plans to pursue a Phase 2 trial, SURPASS-3, opening in late 2022/early 2023 in ovarian cancer in collaboration with The GOG Foundation, Inc. (GOG). The SURPASS-3 trial (GOG-3084) will evaluate ADP-A2M4CD8 in both monotherapy and in combination with nivolumab (a PD-1 checkpoint inhibitor) in a two-arm design in people with platinum resistant ovarian cancer.

Urothelial and head & neck cancers: data support clinical advancement

Results urothelial cancer: The majority (6 out of 7) of people with late-stage, metastatic urothelial cancer who received a single dose of ADP-A2M4CD8 had reductions in target lesions and 3 had confirmed responses. In addition, there was one additional unconfirmed response received after the data cut-off.

1 One person with melanoma treated in July 2022 was not evaluable for efficacy as of the data cut.

2 Antitumor activity was determined per RECIST v1.1 criteria by investigator review and these interim data will continue to evolve.

Unmet need urothelial cancer: Treatment options are suboptimal for people with advanced/metastatic disease. People receiving checkpoint inhibitors after progressing on platinum-based chemotherapy have an overall response rate of approximately 20%, and for certain checkpoint inhibitors, median progression-free survival of approximately 2 months and median overall survival of 10 months. (Please refer to for more information and references).

Results head & neck cancer: There were 3 confirmed responses out of 4 people with late-stage, metastatic head and neck cancer who received a single dose of ADP-A2M4CD8.

Unmet need head & neck cancer: People with recurrent or metastatic disease have overall response rates of approximately 19% for checkpoint inhibitor monotherapy and 36% for checkpoint inhibitors in combination with chemotherapy with median progression-free survival of 3-to-5 months and median overall survival of 13 to 15 months. Cetuximab as a monotherapy or in combination in the second-line or later settings provides a median progression-free survival of less than 4 months and median overall survival of less than 8 months (Please refer to Appendix 2 for more information and references).

Strategy for urothelial as well as head & neck cancers: The Company will continue to enroll people with urothelial as well as head & neck cancers in the monotherapy arm and combination arm with a PD-1 inhibitor (nivolumab) of the ongoing Phase 1 SURPASS trial. As the signals in these cancers mature with the accrual of additional monotherapy and combination data from the SURPASS Phase 1 trial, the Company will progress to further development activities including evaluation of combination strategies and/or later phase clinical development.

Gastroesophageal cancers: modifications to the ongoing Phase 2 SURPASS trial

Results: There were 13 people with late-stage, metastatic gastroesophageal cancers who received ADP-A2M4CD8 in the Phase 1 SURPASS trial. There was 1 confirmed and 1 unconfirmed response that subsequently confirmed after the data cut-off. There is clear antitumor activity in these cancers with an encouraging disease control rate (10 out of 13 people) in this heavily pre-treated advanced population.

Unmet need: People in the second-line treatment setting have few effective options with about 28% responding to standard of care, median progression-free survival of around 4 months and median overall survival of approximately 10 months. Less than 25% of chemotherapy-treated people make it to the third-line treatment where response rates are low with a median progression free survival of approximately 2-3 months. (Please refer to Appendix 2 for more information and references).

Strategy for gastroesophageal cancers: The Company initiated SURPASS-2 last year, which is a Phase 2 trial for people with advanced gastroesophageal cancers who received a maximum of 2 prior lines of systemic treatments for advanced disease. The Company plans to amend the SURPASS-2 trial to include an additional cohort in combination with a PD-1 inhibitor and is exploring options to combine in earlier line treatment.

Details for ESMO 2022 Oral Presentation

On Saturday, September 10, 2022, at 15:45 CET/09:45 EDT, David Hong, MD, Professor, Deputy Chairman in the Department of Investigational Cancer Therapeutics at The University of Texas MD Anderson Cancer Center, will present a data update from the Phase 1 signal-finding SURPASS trial at the ESMO 2022 Congress.

Adaptimmune Live Virtual Event Today: September 9, 2022, 8:00 a.m. EDT

You can join the event with this link: https://bit.ly/3QBacNt.

The Company will host a live virtual event today from 8 a.m. EDT (1:00 p.m. BST) to present a perspective on the ESMO data as well as Adaptimmune’s next steps for the SURPASS family of trials. Kathleen Moore, M.D., Professor, Division of Gynecologic Oncology, Stephenson Cancer Center at the University of Oklahoma, member of The GOG Foundation, Inc.’s Investigator Council, Associate Director of the GOG Partners, a GOG Foundation, Inc. program and an investigator in the SURPASS Phase 1 trial, will present her perspectives and be available for a Q&A.

About Adaptimmune

Adaptimmune is a clinical-stage biopharmaceutical company focused on the development of novel cancer immunotherapy products for people with cancer. The Company’s unique SPEAR (Specific Peptide Enhanced Affinity Receptor) T-cell platform enables the engineering of T-cells to target and destroy cancer across multiple solid tumors.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, refer the Adaptimmune Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2021, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date the statements were made and Adaptimmune does not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Adaptimmune Contacts:

Investor Relations

Juli P. Miller, Ph.D., VP of Corporate Affairs and Investor Relations

M: +1 215 460 8920

Juli.Miller@adaptimmune.com

Media Relations

Dana Lynch, Senior Director of Corporate Communications

M: +1 267 990 1217

Dana.Lynch@adaptimmune.com

Appendix 1: SURPASS Phase 1 trial updated data

Figure 1: Best Overall Response (n=43)*
 Antitumor activity in multiple tumor types per RECIST v1.1 by investigator review

Data cut off Aug 1, 2022 together with the two additional confirmed PRs, and one unconfirmed PR received after data cut-off (as shown in waterfall plot); One person with ovarian cancer did not have a first scan available.

CR, complete response; NE, not evaluable; PD, progressive disease; PR, partial response; RECIST, response evaluation criteria in solid tumors; uPR, unconfirmed PR; SD, stable disease

Figure 2: Best Overall Response for Evaluable Patients by indication
 Antitumor activity in multiple tumor types per RECIST v1.1 by investigator review

Data cut off Aug 1, 2022 together with the two additional confirmed PRs, and one unconfirmed PR received after data cut-off

One person with ovarian cancer did not have a first scan available.

CR, complete response; NE, not evaluable; PD, progressive disease; PR, partial response; RECIST, response evaluation criteria in solid tumors; uPR, unconfirmed PR; SD, stable disease

Figure 3: Response Characteristics via RECIST v1.1 by investigator review and Follow-up
(n=44; patients pending scan shown)

Appendix 2: High Unmet Medical Needs in Solid Tumor Cancers

Ovarian Cancer

Every year, more than 47,000 women are diagnosed, and about 32,000 women die from ovarian cancer in the US, UK and EU4.1,2 In the US, 5-year survival of this cancer is poor: 50% of all those diagnosed and 31% for people who are diagnosed with distant or metastatic disease2. Current treatment options are focused on platinum-based chemotherapy, but about 50 to 75% of those with advanced disease have a recurrence in less than 2 years3. People with platinum-resistant/intolerant disease have limited options, with response rates of less than 13% with currently approved therapies, median progression-free survival of less than 4 months and median overall survival of 13 months or less .4,5,6-5

Gastroesophageal Cancers (defined as sum of stomach and esophageal cancers)

Every year, there are more than 125,000 new cases of gastroesophageal cancers and more than 80,000 deaths in the US, UK and EU41,2. In the US, 5-year survival is poor, at approximately 30% for all people diagnosed with these cancers and only 6% for people with distant or metastatic disease.2 Immunotherapies and chemotherapy are the main treatment options for these people, but less than 50% of people respond to first-line standard of care and median progression-free survival is 6-8 months.7,8

People who require a second line of treatment have limited effective options with about 28% responding to standard of care, median progression-free survival of approximately 4 months and median overall survival of approximately 10 months .9 Less than 25% of chemotherapy-treated people make it to the third-line treatment 10 and overall response rates are low with a median progression free survival of approximately 2-3 months.10,11,12,13,

Urothelial/Bladder Cancers

Every year, in the US, UK and EU4, there are more than 190,000 new cases of urothelial/bladder cancers and more than 50,000 deaths.1,2 In the US, while 77% of people are alive 5 years after diagnosis, treatment options are suboptimal for people with advanced/metastatic disease2. Only about half of the people treated with standard of care first-line cisplatin-based chemotherapy respond14 and people progress at a median of approximately 8 months15. People ineligible for cisplatin chemotherapy may be treated with alternative regimens, but response rates are 41% or less.16-,17,18 People receiving checkpoint inhibitors after progressing on platinum have a response rate of approximately 20%7,8 and, with certain checkpoint inhibitors, median progression-free survival of approximately 2 months and median overall survival of 10 months.7

Head & Neck Cancers (defined as sum of oral, pharyngeal, and laryngeal cancers)

Every year, in the US, UK and EU4, there are about 140,000 new cases of head & neck cancer, and over 35,000 deaths.1,2 In the US, the five-year survival across all those diagnosed with head & neck cancers is approximately 61-68%, declining to less than 40% for people diagnosed with metastatic disease2. Immunotherapies represent the main treatment option for those with recurrent or metastatic disease, but response rates remain low, at approximately 19% for monotherapy and 36% for combination therapies with median progression-free survival of 3-to-5 months and median overall survival of 13 to 15 months .7 People with later-line disease have limited effective options. Cetuximab as a monotherapy or in combination in the second-line and later settings provides a median progression-free survival of less than 4 months and median overall survival of less than 8 months.19,20,21

1.	Ferlay et al. 2020. Global Cancer Observatory: Cancer Today. Lyon, France: International Agency for Research on Cancer. Available from: https://gco.iarc.fr/today: Link to: Incidence; Link to: Mortality
2.	National Cancer Institute Surveillance, and End Results Program (SEER) Program: Cancer Stat Facts: https://seer.cancer.gov/statfacts/
3.	Herzog et al. 2004. Clin Cancer Res. 10:7439-7449

4.	Mutch et. al. 2007. J Clin Oncol. 25(19):2811-9
5.	Hamanishi et al. 2021. J Clin Oncol. 39(33):3671-3681
6.	Colombo et al. 2012. J Clin Oncol. 30(31):3841-7
7.	Pembrolizumab/Keytruda Prescribing Information
8.	Nivolumab/Opdivo Prescribing Information
9.	Wilke et al. 2014. Lancet Oncol. 15: 1224–35
10.	Choi et al. 2018. PLoS ONE 13(6): e0198544
11.	Shimoyama et al. 2009 Gastric Cancer. 12:206-211
12.	Shim et al. 2011. Gastric Cancer. 14:249-256
13.	Shitara et al. 2018. Lancet Oncol. 19: 1437–1448
14.	von der Maase et al. 2000. J Clin Oncol. 18(17):3068-77
15.	von der Maase et al. 2005. J Clin Oncol. 21:4602-4608.
16.	De Santis et al. 2012. J Clin Oncol. 30(2):191-199
17.	Balar et al. 2017. Lancet. 389: 67–76
18.	Vuky et al. 2020. J Clin Oncol.. 38(23): 2658-2666
19.	Vermorken et al. 2008. Cancer. 112(12): 2710-9
20.	Knoedler et al. 2013. Oncology. 84:284-289
21.	Peron et. al. Anticancer Drugs. 2012. 23(9):996-1001